March 12, 2026
Board of Trustees
ETF Opportunities Trust
8370 Stony Point Parkway, Suite 205
Richmond, VA 23235

RE: ETF Opportunities Trust (the “Trust”) – Fee Waiver for the SMI 3Fourteen Real Asset Allocation ETF (the “Fund”)
Dear Trustees:
This letter confirms the agreement of 3Fourteen & SMI Advisory Services, LLC (the "Adviser") with the Trust to waive 0.04% of the Fund’s annual advisory fee under the Investment Advisory Agreement dated June 26, 2024, as amended March 1, 2025, between the Trust and the Adviser.

The Trust and the Adviser agree that the foregoing fee waiver for the Fund is effective from commencement of operations, through April 30, 2027. This waiver may only be terminated by the Fund's Board of Trustees (and not by the Adviser) prior to such date.

Your signature below acknowledges acceptance of this letter agreement:

                                3Fourteen & SMI Advisory Services, LLC

                                By: /s/ Fred Beerwart
                                Name: Fred Beerwart
                                Title: Chief Compliance Officer

                                ETF Opportunities Trust

                                By: /s/ David A. Bogaert
                                Name: David A. Bogaert
                                Title: President